Exhibit 4.6

FORM 51-102F3

Material Change Report

Item 1	Name and Address of Company

Mind Medicine (MindMed) Inc. (the “Company”)

Suite 800, 365 Bay St.

Toronto, Ontario

M5H 2V1

Item 2	Date of Material Change

March 8, 2021 and March 9, 2021

Item 3	News Release

On March 8, 2021 and March 9, 2021, news releases were disseminated through the newswire services of GlobalNewswire and subsequently filed on SEDAR.

Item 4	Summary of Material Change

On March 8, 2021, the Company entered into an engagement letter (the “Engagement Letter”) with Canaccord Genuity Corp. (the “Underwriter”) in respect of a bought deal private placement offering of units (the “Offering”), which closed on March 9, 2021. In connection with the Offering, the Company issued 6,000,000 units of the Company (the “Units”) at a price per Unit of $3.25 (the “Issue Price”) for aggregate gross proceeds of $19,500,000. The Offering was conducted by the Underwriter, as underwriter.

Item 5	Full Description of Material Change

On March 8, 2021, the Company entered into the Engagement Letter in respect of the Offering. On March 9, 2021, the Company closed the Offering, and in connection therewith issued 6,000,000 Units at the Issue Price for aggregate gross proceeds of $19,500,000. The Offering was conducted by the Underwriter.

Each Unit is comprised of one subordinate voting share of the Company (each, a “Subordinate Voting Share”) and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $4.40 until March 9, 2024. If, at any time following July 10, 2021, the daily volume weighted average trading price of the Subordinate Voting Shares on the NEO Exchange Inc. is greater than $6.90 per Subordinate Voting Share for the preceding five consecutive trading days, the Company may, upon providing written notice to the holders of Warrants, accelerate the expiry date of the Warrants to the date that is at least 30 days following the date of such written notice.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information, please contact Jamon Alexander (JR) Rahn, Chief Executive Officer of the Company, at 415-579-6900.

Item 9	Date of Report

March 9, 2021